Exhibit 10.3

SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (hereinafter referred to as the “Amendment”), made and entered into as of November 21, 2003 (hereinafter referred to as the “Agreement Date”), effective November 14, 2003 (hereinafter referred to as the “Effective Date”), by and among Environmental Energy Services, Inc., a Delaware corporation (“Purchaser”) and Corporate Vision, Inc., an Oklahoma corporation (the “Company”).

WHEREAS, on September 17, 2002, the Purchaser and the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”), as modified by an Amendment executed on April 3, 2003, under which the Purchaser agreed to purchase up to Twenty Million (20,000,000) shares (the “Shares”) of common stock of the Company for $0.125 per share, for a total purchase price of $2,500,000;

WHEREAS, the Purchase Agreement provides that the Purchaser’s obligation to purchase shares of the Company’s common stock is terminable at the option of the Purchaser in the event the Company suffers a “material adverse change,” which is defined a comparison of “the Company’s condition at the time of the Binder Royalty payment to the Company’s condition as of the date of this Agreement or the last quarterly or annual report filed with the Securities and Exchange Commission prior to the previous Binder Royalty payment;”

WHEREAS, the Purchaser’s obligation to purchase the Shares is secured by a security interest in the Purchaser’s interest in the Binder Royalty (as defined in the Purchase Agreement), which security interest is perfected by a UCC-1 filing in the State of Oklahoma;

WHEREAS, on or about April 7, 2003, the Purchaser received its first Binder Royalty payment, and utilized the payment to purchase 13,383,580 shares of common stock from the Company for $1,672,947.50, out of which the Company simultaneously loaned the Purchaser $844,483.16 pursuant to a promissory note (the “Note”) dated April 7, 2003 which bears interest at five percent (5%) per annum, and is also secured by a lien on the Purchaser’s interest in the Binder Royalty;

WHEREAS, since April 7, 2003, the Purchaser received the Binder Royalty payment for the first quarter of 2003 in May 2003 (the “First Quarter Payment”), only received the Binder Royalty payment for the second quarter of 2003 on November 14, 2003 (the “Second Quarter Payment”), and has not yet received the Binder Royalty payment for the third quarter of 2003 (the “Third Quarter Payment”);

WHEREAS, the Purchaser made a payment on the Note of $77,070.73 from the First Quarter Payment, but has made no payments since, leaving balance an outstanding balance of $791,156.44 as of November 14, 2003;

WHEREAS, the law firm of Weizenecker, Rose, Mottern & Fisher, P.C. currently receives all Binder Royalty payments payable to the Purchaser as Escrow Agent under an

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Agreement made and entered into as of March 27, 2003;

WHEREAS, by a letter emailed on August 13, 2003, and an email notice on October 30, 2003, the Purchaser notified the Escrow Agent that it has terminated its obligation to purchase shares of the Company’s common stock on the grounds that the Company has suffered a material adverse change, and has requested that all payments otherwise due to the Company from the Binder Royalty, including in satisfaction of the Note, be paid to the Purchaser instead;

WHEREAS, the Company disputes that a material adverse change has occurred, and further contends that the Purchaser is obligated to pay the Note from Binder Royalty payments even if a material adverse change has occurred;

WHEREAS, the Escrow Agent has notified both the Company and the Purchaser that it intends to interplead all funds due the Purchaser from the Binder Royalty, when and if the Binder Royalties are ever paid, in the event the Company and the Purchaser are not able to resolve their dispute by the time a Binder Royalty payment is received.

WHEREAS, the Purchaser and the Company have agreed to resolve any existing disputes by amending the Purchase Agreement on the terms set forth herein;

NOW, THEREFORE, for and in consideration of the covenants and agreements hereinafter set forth and the sum of ten dollars ($10), and other valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties hereby covenant and agree as follows:

1.

Cancellation of Note.  The Company and the Purchaser agree that the Purchaser shall be deemed to have purchased all shares originally purchased on April 7, 2003 in consideration for all payments received by the Company to date, net of amounts loaned back to the Company as evidenced by the Note.  Specifically, the deemed purchase price for the shares shall be $828,464.40 (net amount received on April 7, 2003) plus $77,070.73 (amount received from First Quarter Payment), for a total purchase price of $905,535.13, or $0.0676601 per share. The Company and the Purchaser hereby agree to cancel the Note.  Promptly after the execution of this Second Amendment, the Company agrees to return the original Note to the Purchaser marked “cancelled.”

2.

Additional Share Purchases.  Following the date of this Second Amendment, the Purchaser hereby irrevocably agrees to purchase additional shares of common stock of the Company for an aggregate purchase price of $1,100,000 (the “Purchase Price”) payable in installments in the following manner:

a)

$20,000 from the Second Quarter Payment;

b)

$60,000 from each Binder Royalty payment received by the Purchaser after the Second Quarter Payment (up to an including the last scheduled Binder Royalty payment for the quarter ending on December 31, 2007), provided that if any Binder Royalty payment is insufficient to pay the full installment after satisfying prior liens against the Binder Royalty payment, then the deficiency shall be

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satisfied from the next Binder Royalty payment in which there is sufficient funds after satisfying prior liens thereon.

From each installment payment of the Purchase Price, the Company shall promptly issue the Purchaser that number of shares of Company common stock equal to (a) the amount of the installment payment, divided by (b) the Per Share Price in effect on the date of the Escrow Agent’s receipt of the installment payment.  The “Per Share Price” applicable to each installment payment of the Purchase Price shall be the greater of (a) $0.09 per share, or (b) the average closing bid price of the Company’s common stock for the five business days prior to the Escrow Agent’s receipt of the Binder Royalty payment from which the installment is payable.  Each installment of the Purchase Price shall be due within forty-eight (48) hours after the clearance of funds with respect to the Purchaser’s receipt of a Binder Royalty payment.  The Purchaser’s obligation to pay the Purchase Price shall continue to be secured by the existing security interest in the Purchaser’s interest in the Binder Royalty.  The security interest of the Company in the Binder Royalty shall be subject to any and all security interests in the Binder Royalty, and to the Company’s agreement to allow the Purchaser to pay GD Management Services, Inc. (which holds a lien on the Binder Royalty that is subordinate to that of the Company) $50,000 per quarter.  The Purchaser agrees to execute any documents that the Company reasonably requests to perfect the Company’s security interest in the Binder Royalty, including without limitation a notice to the Escrow Agent under that Agreement dated March 27, 2003 by and among the Purchaser and certain parties claiming a lien on the Purchaser’s interest in the Binder Royalty directing that the appropriate portion of Binder Royalty payments be made directly to the Company, and/or a UCC-1 financing statement.  The Company shall only be obligated to pay an installment of the Purchase Price if and to the extent that it actually receives an installment of the Binder Royalty.

3.

Termination Rights of Purchaser.  The Purchaser acknowledges and agrees that, in consideration for (a) the cancellation of the Note, (b) the material reduction in the Purchaser’s obligation to purchase the Company’s common stock, and (c) the material reduction in the purchase price for the Company’s shares, it shall no longer have the right to terminate its obligation to pay the Purchase Price as a result of an existing or future “material adverse change” in the business or financial condition of the Company, as defined in Paragraph 2 of the Purchase Agreement.  Instead, the Purchaser’s sole right to terminate its obligation to pay the unpaid portion of the Purchase Price shall be:

a)

in the event the Company fails to deliver the shares purchased by the Purchaser pursuant to an installment of the Purchase Price by the time for payment of the next installment of the Purchase Price,

b)

in the event (i) a custodian, receiver or trustee is appointed for the Company or a substantial part of its assets, or (ii) the Company voluntarily commences any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or the involuntary commencement of any such proceeding that is not dismissed within ninety (90) days.

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4.

Effect on Purchase Agreement.  Paragraphs 1 and 2 of the Purchase Agreement are hereby deleted in their entirety.  All of the terms and conditions of the Agreement shall remain unchanged unless specifically modified herein.

5.

Legal Representation.  The parties acknowledge that Robert J. Mottern and Weizenecker, Rose, Mottern & Fisher, P.C. (collectively, the "Firm") did not represent either party in connection with the negotiation of this Amendment, and was retained by both parties solely to prepare this Amendment to memorialize the terms under which the Purchaser and the Company have agreed to amend the Purchase Agreement as separately negotiated by the parties.  Both the Company and the Purchaser hereby waive any conflict of interest which may exist by virtue of the Firm's joint representation of the Company and the Purchaser, acknowledge that each has carefully read this Second Amendment, that this Second Amendment is consistent with the terms previously negotiated by the parties, and has been afforded the opportunity to obtain independent counsel prior to executing this Second Amendment.  The Purchaser specifically represents that it has not retained or relied upon the Firm with respect to any due diligence investigation of the Company, and has conducted any due diligence investigation that it deems appropriate without the advice or assistance of the Firm.

IN WITNESS WHEREOF the parties have executed this Second Amendment as of the Agreement Date.

COMPANY: CORPORATE VISION, INC., an Oklahoma corporation /s/ Gregory J. Gibson By: Gregory J. Gibson, Chief Executive Officer	PURCHASER: ENVIRONMENTAL ENERGY SERVICES, INC., a Delaware corporation /s/ Greg Holsted ___________________________________ By: Greg Holsted, Chief Financial Officer

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